Item 77I Deutsche High Income Fund and
Deutsche Short Duration Fund (each a series of
Deutsche Income Trust)

At a Board meeting held on May 14, 2014, the creation of Class R6 for each of Deutsche High
Income Fund (formerly DWS High Income Fund) and Deutsche Short Duration Fund (formerly DWS
Short Duration Fund) (each, a "Fund") was approved. Class R6 shares for each Fund became effective on August 25, 2014.




 For internal use only
C:\Users\E470109\Appdata\Local\Microsoft\Windows\Temporary
Internet Files\Content.Outlook\6PJM4ACL\Exhibit 77I HI SD New
Class R6 (2).Docx
 For internal use only

 For internal use only